Exhibit 4.7.2
AMENDMENT NO. 2 TO AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
AMENDMENT NO. 2 (this “Amendment”), dated as of January 21, 2010, to the Amended and Restated Stockholders Agreement (the “Existing Stockholders Agreement”), dated as of May 29, 2007, as amended by that certain Amendment No. 1, dated August 24, 2009 (“Amendment No. 1”), among (i) RSC Holdings Inc., a Delaware corporation (the “Company”), and (ii) each Stockholder party to the Existing Stockholders Agreement. Capitalized terms used herein without definition shall have the meanings set forth in the Existing Stockholders Agreement. The Existing Stockholders Agreement, as amended by Amendment No. 1 and hereby, is referred to as the “Amended Stockholders Agreement.”
W I T N E S S E T H
WHEREAS, the Existing Stockholders Agreement provides that, pursuant to Section 6.8 thereof, the Existing Stockholders Agreement may be amended only if any such amendment, action or omission to act, has been approved by Stockholders holding in excess of 50% of the then-outstanding Voting Securities of the Stockholders including Unanimous Investor Approval;
WHEREAS, the Stockholders who are signatories to this Amendment constitute (i) Stockholders holding in excess of 50% of the then-outstanding Voting Securities of the Stockholders and (ii) all of the Principal Investors who have the right to designate at least one Investor Nominee pursuant to Section 1.1(a) of the Existing Stockholders Agreement as of the date hereof; and
WHEREAS, in connection with the formation of a Nominating and Corporate Governance Committee of the Board, the parties hereto wish to amend the Existing Stockholders Agreement pursuant to Section 6.8 thereof to, among other things, allow permit the formation of a Nominating and Corporate Governance Committee and to address such related items;
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:
1. Amendment and Restatement of Section 1.1(c) of the Existing Stockholders Agreement. Section 1.1(c) of the Existing Stockholders Agreement is hereby amended and restated in its entirety to read as follows:
“(c) Committees. The Board shall have an executive committee, a nominating and corporate governance committee, a compensation committee, an audit and risk committee and such other committees as the Board may determine (collectively, the “Committees”). Subject to Section 1.5:

•	the audit committee shall consist of at least three independent directors.

•	the executive committee prior to a Controlled Company Event shall consist of one independent director, one management director, and two Oak Hill representatives, and

•	each other Committee shall consist of at least two directors and Oak Hill shall have the right to designate one member thereof from among the Oak Hill Nominees and Independent Directors.
Provided that: (i) the membership of each Committee shall meet the requirements of Applicable Law (after giving effect to applicable transition periods, if any), and (ii) each Committee shall have such additional members as the Board may determine, which determination shall be made on the recommendation of the nominating and governance committee. Each Committee shall have such powers and responsibilities as the Board may from time to time authorize.”
2. Miscellaneous.
2.1. The headings contained in this Amendment are for purposes of convenience only and shall not affect the meaning or interpretation of this Amendment.
2.2. The Existing Stockholders Agreement and Amendment No. 1 together with this Amendment, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
2.3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles thereunder that would indicate the applicability of the laws of any other jurisdiction).
2.4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may be executed by facsimile signature(s).
2.5. Except as expressly amended hereby, all provisions of the Existing Stockholders Agreement and Amendment No. 1 are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment by their authorized representatives as of the date first above written.

RSC HOLDINGS INC.
By:	/s/ Kevin Groman
	Name:	Kevin Groman
	Title:	SVP — General Counsel

OHCP II RSC, LLC

By:	Oak Hill Capital Partners II, L.P., its Sole Member

By:	OHCP Gen Par II, L.P., its General Partner

By:	OHCP MGP II, L.L.C., its General Partner

By:	/s/ John R. Monsky

	Name:	John R. Monsky
	Title:	Vice President

OHCMP II RSC, LLC

By:	Oak Hill Capital Management
Partners II, L.P., its Sole Member

By:	OHCP Gen Par II, L.P., its General Partner

By:	OHCP MGP II, L.L.C.,
its General Partner

By:	/s/ John R. Monsky

	Name:	John R. Monsky
	Title:	Vice President

OHCP II RSC COI, LLC

By:	OHCP Gen Par II, L.P., its Sole Member

By:	OHCP MGP II, L.L.C., its General Partner

By:	/s/ John R. Monsky

	Name:	John R. Monsky
	Title:	Vice President